Exhibit 3.8

Control No: 07079433
Date Filed: 09/20/2007 06:58 PM
Karen C Handel
Secretary of State
September 20, 2007
ARTICLES OF ORGANIZATION
FOR GEORGIA LIMITED LIABILITY COMPANY
The name of the Limited Liability Company Is:
ABL IP Holding LLC
The principal mailing address of the Limited Liability Company Is:
1170 Peachtree Street, Suite 2400
Atlanta, GA 30309
The Registered Agent is:
CORPORATION SERVICE COMPANY
40 TECHNOLOGY PARKWAY SOUTH #300
NORCROSS, GA 30092
County:
The name and address of each organizer(s) are:
Gregory S. Bianchi
King & Spalding LLP, 1180
Peachtree Street
Atlanta, GA 30309
The optional provisions are:
The management of the limited liability company is vested in one or more managers.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on the date set forth below.

Signature(s):	Date:
Organizer, Gregory S. Bianchi	September 20, 2007
Certification#: 4718812-1 Page 2 of 2